Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 31, 2024, except for the effects of the reverse stock split discussed in Note 12E, as to which the date is September 18, 2024, with respect to the consolidated financial statements of BioAge Labs, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

September 18, 2024